EXHIBIT 99.1

Willis Towers Watson Reports Quarterly and Full-Year Results

Willis Group Holdings plc Pre-Merger Results:

  4Q15 Organic Commissions & Fees growth was 4.8% compared to 4Q14; 280 basis points of organic spread; reported 4Q15 revenue growth of 1.7% compared to 4Q14
  4Q15 Underlying EBITDA of $201 million equating to 20.6% of total revenues; reported EBITDA of $50 million equating to 5.1% of total revenues
  Reported 4Q15 net loss of $(24) million, or $(0.35) per diluted share; includes adjustments of $1.44 per diluted share
  Reported full-year 2015 net income of $5.41 per diluted share; includes adjustments of $0.98 per diluted share

LONDON and ARLINGTON, Va., Feb. 09, 2016 (GLOBE NEWSWIRE) -- Willis Towers Watson plc (NASDAQ:WLTW), a leading global advisory, broking and solutions company, today reported individual fourth quarter and fiscal second quarter results for Willis Group Holdings plc ("Willis Group") and Towers Watson & Co., respectively, for the period ended December 31, 2015. On January 4, 2016 Willis Group Holdings plc merged with Towers Watson & Co. Financial results will be consolidated for the period ending March 31, 2016, but will use legacy reporting at a segment level until Willis Towers Watson reports second quarter results for the period ending June 30, 2016.

“While I’m encouraged by the solid quarterly results of both Willis Group and Towers Watson, I’m even more excited that as of January 4, 2016, we are now officially Willis Towers Watson,” said John Haley, Willis Towers Watson’s Chief Executive Officer. “We are early in this journey, but our opportunities as a combined company look even better now than when we first announced the merger. It’s quite evident already, after the last seven months, that our aligned values, unwavering focus on clients and mutual drive to create a unique and powerful organization are adding up to more than we could have anticipated. I’m very much looking forward to reporting on our future success.”

Willis Group Financial Results

Dominic Casserley, Willis Towers Watson President and Deputy Chief Executive Officer, commented on the performance of Willis Group, "Our solid fourth quarter capped a landmark year of strategic execution. We met or exceeded all of our annual targets, generated mid-single digit organic revenue growth, completed a number of transformative M&A transactions, and generated a spread of organic revenue growth to organic expense growth of 240 basis points, exceeding our 200 basis point target, through the combination of revenue growth and successful implementation of our Operational Improvement Program.  As part of the new Willis Towers Watson, we enter 2016 with solid momentum, focused on fully integrating our combined strengths into a single platform that we believe will help our clients and employees and will generate value for our shareholders.”

Select Willis Group GAAP and non-GAAP financial measures

	Three months ended December 31,		Twelve months ended December 31,
Reported measures	2015	2014	2015	2014
Reported commissions and fees growth	3.3%	3.1%	1.1%	3.7%
Reported total expenses growth	18.7%	5.8%	7.8%	5.4%
Reported operating margin	0.2%	14.5%	11.2%	17.0%
Reported diluted EPS(3)	$(0.35)	$1.12	$5.41	$5.32
Underlying measures(1)(2)
Underlying commissions and fees growth	9.5%	7.2%	7.6%	4.6%
Underlying total expenses growth	8.5%	7.1%	7.1%	5.7%
Underlying operating margin	15.7%	16.3%	18.5%	18.4%
Underlying diluted EPS(3)	$1.09	$1.09	$6.39	$5.83
Organic measures(1)
Organic commissions and fees growth	4.8%	3.6%	3.3%	3.8%
Organic total expenses growth	2.0%	2.7%	0.9%	4.6%
Organic operating margin	16.8%	16.0%	19.5%	18.0%

(1)  Please refer to the supplemental financial information attached to this press release for detailed definitions of Willis Group's non-GAAP financial measures and accompanying reconciliations to GAAP measures. The supplemental financial information also includes the non-GAAP figures and accompanying reconciliations for commissions and fees growth by segment.
(2)  In the second quarter 2015, the definition of Underlying Measures was modified to exclude the impact of M&A transaction-related costs. Prior period results, which include $7 million of such expenses in the first quarter of 2015 and approximately $5 million of such expenses in the fourth quarter of 2014, have been restated.
(3)  On January 4, 2016 in connection with the merger the Company executed a reverse stock split on a 2.6490 to 1 basis. All per share information has been recast to reflect this.

Willis Group Fourth Quarter 2015 Financial Results

Willis Group reported a net loss of $(24) million, or $(0.35) per diluted share, in the fourth quarter of 2015 compared to earnings of $76 million, or $1.12 per diluted share, in the prior year quarter. There were $1.44 per diluted share of net adjustments in the quarter, which included the following: restructuring costs related to the Operational Improvement Program of $0.45 per diluted share; M&A transaction-related expenses of $0.64 per diluted share; a litigation provision of $0.61 per diluted share; $0.39 per diluted share impact from the devaluation of the Venezuelan currency; a tax impact of $0.20 per diluted share from deferred tax valuation allowance adjustments; partially offset by a remeasurement gain on a previously held equity interest of $0.85 per diluted share. Items affecting the fourth quarter of 2014 are shown in Note 5 of the Supplemental Financial Information attached to this press release.

Underlying diluted earnings per share, which excludes the items noted above, were $1.09 per diluted share in the fourth quarter of 2015, compared to $1.09 per diluted share in the fourth quarter of 2014. The flat result was primarily driven by high single-digit growth in underlying revenues and the benefit of cost management initiatives, including the Operational Improvement Program, offset by higher interest expense and amortization from acquisitions.

Revenues

Fourth quarter 2015 total reported commissions and fees of $970 million were up 3.3% from $939 million in the fourth quarter of 2014. This quarter included $53 million of unfavorable foreign currency movements. Total commissions and fees also includes $51 million from net acquisitions and disposals completed during the past twelve months. Underlying commissions and fees, which exclude the impact from foreign currency movements, grew 9.5%.

Organic commissions and fees, which exclude both the impact of foreign currency movements and the net impact of acquisitions and disposals, grew 4.8%, led by strong growth in Willis International and Willis GB, partially offset by a modest decline in Willis CWR.

Expenses

Total Expenses

On a reported basis, total expenses for Willis Group increased $153 million, or 18.7%, to $972 million in the fourth quarter of 2015, from $819 million in the fourth quarter of 2014. Expenses include $70 million from a litigation provision, $53 million of operating costs from net acquisitions and disposals, of which $10 million was amortization of intangibles, as well as $33 million of restructuring costs related to the Operational Improvement Program and $48 million of M&A transaction-related expenses, partially offset by $41 million from favorable foreign currency movements.

Underlying total expenses, which exclude restructuring costs, the litigation provision, foreign currency movements, and M&A transaction-related expenses, grew 8.5%. The majority of the increase was driven by additional salary-related expense and other incentives related to recent acquisitions.

Organic total expense growth, which further excludes the net impact of acquisitions and disposals, grew 2.0% compared to the prior year period, driven primarily by increases in incentive-based compensation and other operating expenses, partially offset by lower legal and communications costs.

Salaries, Benefits and Full-Time Equivalents

Willis Group reported salaries and benefits of $608 million in the fourth quarter of 2015, an increase of 1.3% from $600 million in the prior year quarter. Salaries and benefits in the period included a $30 million period-over-period net increase in operating costs from acquisitions and disposals, but were partially offset by $32 million of favorable foreign currency movements.

Underlying salaries and benefits grew 6.9%, driven by the net increase from acquisitions and disposals. Organic salaries and benefits grew 1.6%, as growth in incentive compensation was partially offset by lower salaries as a result of cost management initiatives.

Full-time equivalents, excluding the impact of acquisitions and disposals, increased by approximately 812, or 4.5%, compared to the fourth quarter of 2014, driven primarily by offshore hiring to build out the low-cost hubs as part of the Operational Improvement Program. This growth will be offset by eventual onshore reductions once the parallel run completes. Organic onshore full-time equivalents declined by 139, or 0.9%, compared to the prior year period.

Other Operating Expenses

Reported other operating expenses for Willis Group were $283 million in the fourth quarter of 2015, an increase of 71.5% from $165 million in the prior year quarter. Other operating expenses in the period included $70 million related to a litigation provision, $48 million of M&A transaction related costs and a $7 million period-over-period net increase in operating costs from acquisitions and disposals. Other operating expenses were favorably impacted by $7 million from foreign currency movements.

Underlying other operating expenses grew 8.5%. Included in this growth was the $7 million period-over-period net increase in other operating costs from acquisitions and disposals.

Organic other operating expenses increased by 3.9%, primarily driven by increased travel and premises costs partially offset by decreases driven by cost management initiatives.

Operating Margin

Willis Group's reported operating margin was 0.2% in the fourth quarter of 2015, a decline of 1,430 basis points compared to the fourth quarter of 2014, primarily driven by the litigation provision noted above as well as higher acquisition and restructuring costs.

Underlying operating margin, which excludes restructuring costs, litigation provisions, M&A transaction-related expenses and the net impact from foreign currency movements, was 15.7% in the fourth quarter of 2015, a decrease of 60 basis points compared to the fourth quarter 2014, driven primarily by higher acquisition related amortization expense.

Organic operating margin was 16.8% in the fourth quarter of 2015, an increase of 80 basis points from 16.0% in the prior year quarter. The increase reflects mid-single digit organic revenue growth combined with solid execution of Willis Group's cost management initiatives.

Taxes

The reported tax charge for Willis Group in the fourth quarter of 2015 was $4 million. The reported tax charge is significantly impacted by certain items as described in Note 5 of the Supplemental Financial Information attached to this press release.  After excluding the impact of these items the underlying tax rate for the quarter was approximately 21%.

Willis Group Segment Highlights

Willis GB

Organic and underlying commissions and fees in Willis GB increased 8.3% and 9.4%, respectively, in the fourth quarter of 2015 compared with the fourth quarter of 2014.

The quarter’s performance reflects strong growth in Financial Lines, Property & Casualty and Aerospace. The turnaround efforts in this segment are starting to come to fruition as management continues to re-engineer the cost base while reinvesting in growth.

Willis Capital, Wholesale and Reinsurance

Organic commissions and fees in Willis CW&R decreased 3.7% in the fourth quarter of 2015 compared with the fourth quarter of 2014. The decline was primarily driven by business declines in Fine Arts & Jewelry as well as rate headwinds in Reinsurance.

The segment’s underlying commissions and fees grew 30.3%, favorably impacted by revenues primarily from Miller Insurance Services.

Willis North America

Organic commissions and fees in Willis North America grew 1.9% in the fourth quarter of 2015 compared with the fourth quarter of 2014. Strength in the Construction, Surety, Real Estate and Hospitality and Life Sciences businesses was partially offset by moderation in Telecoms and Mining. The Human Capital Practice produced mid-single digit organic growth as compared to the fourth quarter of 2014.

The segment’s underlying commissions and fees increased 0.6%, as the factors noted above were partially offset by divestitures of several small, non-core businesses over the past 12 months.

Willis International

Organic commissions and fees in Willis International grew 9.0% in the fourth quarter of 2015 compared with the same period in 2014. All major regions grew in the quarter. Latin America and CEEMEA saw strong double-digit growth. Europe performed well with mid-single digit growth.

The segment’s underlying commissions and fees grew 11.4%, favorably impacted by recent acquisitions over the past 12 months.

Operational Improvement Program

Willis Group generated savings from the Operational Improvement Program of approximately $49 million in the fourth quarter of 2015. For the twelve months ended December 31, 2015, Willis Group generated savings of approximately $112 million, ahead of its previously stated target for 2015 of $80 million.

Restructuring costs from the program were $33 million in the fourth quarter of 2015. For the twelve month period, restructuring costs were $126 million. Details of the costs by segment and type of expense are included in Note 6 of the Supplemental Financial Information attached to this press release.

Strategic M&A Update

On December 29, 2015 Willis Group completed the transaction to acquire the remaining 70 percent of Gras Savoye & Cie Group ("Gras Savoye") that it did not previously own for total consideration of $592 million.

Gras Savoye is the largest insurance broker in France and has access to high growth markets through a comprehensive network that spans Central and Eastern Europe; Africa; and the Middle East.

For the year ended December 31, 2015 Gras Savoye's revenue, under U.S. GAAP, was approximately     $435 million, and EBITDA was approximately $73 million.

Willis Group Twelve Month 2015 Financial Results

Reported net income, attributable to Willis Group, for the twelve months ended December 31, 2015 was $373 million, or $5.41 per diluted share, up 3.0% compared with $362 million, or $5.32 per diluted share, in the same period a year ago. Underlying net income was $441 million for the twelve month period of 2015, up 11.1% compared with $397 million in 2014.

Total reported commissions and fees were up 1.1% to $3,809 million for the twelve months ended December 31, 2015 compared to $3,767 million for the same period in 2014. Underlying commissions and fees were up 7.6%, while organic growth in commissions and fees was 3.3% compared to the same period a year ago.

Reported operating income and reported operating margin were $427 million and 11.2%, respectively, for the twelve months ended December 31, 2015, compared with $647 million and 17.0%, respectively, for the prior year. Underlying operating income and margin were $707 million and 18.5%, respectively, in 2015, compared with $657 million and 18.4%, respectively, in the prior year. Organic operating income and margin were $706 million and 19.5%, respectively, in 2015, compared with $632 million and 18.0%, respectively, in the prior year. The improved underlying and organic metrics in 2015 were driven by revenue growth combined with solid execution of cost initiatives. Underlying EBITDA was $878 million, up 10.3% compared to $796 million in the prior year.  The underlying EBITDA margin of 22.9% was up 60 basis points from the prior year's 22.3%.

Balance Sheet & Capital Management Highlights

As of December 31, 2015, cash and cash equivalents were $532 million, total debt was $3,266 million and total equity was $2,355 million. As of December 31, 2014, cash and cash equivalents were $635 million, total debt was $2,297 million and total equity was $2,007 million.

During the fourth quarter of 2015, Willis Group successfully negotiated the removal of the EBITDA and exceptional shareholder return contingencies as well as lowering funding requirements, from 2017, for the UK pension plan.

Willis Group suspended its share buyback program on June 30, 2015, pending the completion of the merger with Towers Watson. Prior to June 30, 2015, Willis Group bought back approximately 1.7 million shares for $82 million.

 Towers Watson & Co. Financial Results

As a result of the Willis Towers Watson merger, the fiscal year will be on a calendar year basis, but the following discussion refers to Towers Watson’s fiscal years ending June 30, 2016 and 2015, and corresponding interim periods.

Total revenues were $950 million for the quarter, a decrease of 1% (3% increase constant currency and 3% increase organic) from $958 million for the second quarter of fiscal 2015.

Adjusted EBITDA for the second quarter of fiscal 2016 was $205 million, or 21.6% of revenues, compared to Adjusted EBITDA of $211 million, or 22.0% of revenues, for the prior-year second quarter.

Net income attributable to common stockholders for the second quarter of fiscal 2016 was $11 million, a decrease from $110 million for the prior-year second quarter.  The current quarter results include approximately $81 million of transaction and integration costs.  Adjusted net income attributable to common stockholders for the second quarter of fiscal 2016 was $120 million, a decrease from $122 million for the prior-year second quarter. The normalized tax rate for the quarter was 30%, which excludes the tax costs of repatriating overseas cash used to fund the Towers Watson shareholder special dividend and other merger related tax restructuring costs.

Towers Watson & Co. Segment Highlights

Benefits

For the quarter, the Benefits segment had revenues of $467 million, a decrease of 4% (flat constant currency) from $488 million in the prior-year second quarter. Retirement had a mid-single digit constant currency revenue decline, primarily due to the expected lower bulk lump sum (BLS) activity in the Americas.  Health and Group Benefits had mid-teens constant currency revenue growth, as consulting and product revenue increased across the lines of business.  Technology and Administration Solutions constant currency revenue grew 2%, as increased client and project activity in EMEA was partially offset by an anticipated reduction of BLS projects in the Americas Region.  The Benefits segment had a Net Operating Income (“NOI”) margin of 36% in the second quarter of fiscal 2016.

Exchange Solutions

For the quarter, the Exchange Solutions segment had revenues of $132 million, an increase of 41% (41% increase constant currency) from $94 million in the prior-year second quarter. Retiree and Access Exchanges revenue increased by 24%, primarily as a result of a growing membership base. Exchange Other revenues increased by almost 65%, as a result of increased new client activity, annual enrollments of employee benefits and new ACA reporting requirements.  Consumer Directed Accounts also contributed approximately $8 million in revenues to the Exchange Other line of business. The Exchange Solutions segment had an NOI margin of 15% in the second quarter of fiscal 2016.

Risk and Financial Services

For the quarter, the Risk and Financial Services segment had revenues of $145 million, a decrease of 6% (1% decrease constant currency) from $154 million in the prior-year second quarter. Risk Consulting and Software had a constant currency revenue decline of low-single digits, primarily due to softness of the consulting business in the Americas and EMEA regions.   Investment constant currency revenue decreased by low-single digits, primarily as a result of lower performance fees in EMEA. The Risk and Financial Services segment had an NOI margin of 25% in the second quarter of fiscal 2016.

Talent and Rewards

For the quarter, the Talent and Rewards segment had revenues of $175 million, a decrease of 5% (flat constant currency) from $184 million in the prior-year second quarter. This segment experienced an 11% growth rate in the second quarter of fiscal 2015.  Executive Compensation constant currency revenues increased by high-single digits, with growth in all regions.  Results continued to be strong in the Asia Pacific region.  Rewards, Talent and Communication had constant currency revenue growth in the low-single digits, primarily driven by transaction and annual enrollment work in the Americas region. Data, Surveys and Technology had mid-single digit constant currency revenue decline, primarily due to the early delivery of the annual data surveys.  The data surveys were delivered in the first quarter of fiscal 2016 rather than in the second quarter of the fiscal year, as they were in fiscal 2015.  The Talent and Rewards segment had an NOI margin of 37% in the second quarter of fiscal 2016. The first half of the fiscal year typically has higher margins due to the seasonality of the business.

Willis Towers Watson 2016 Outlook

For 2016, Willis Towers Watson expects to report constant currency revenue growth in the low-double digits and expects adjusted diluted earnings per share in the range of $7.70 to $7.95. This guidance assumes an average exchange rate of 1.45 U.S. dollars to the British Pound and 1.12 U.S. dollars to the Euro for 2016. The year over year impact of the change in foreign currency exchange rates is expected to negatively impact reported revenues by approximately $130 million or adjusted diluted earnings per share by about $0.15. This impact is incorporated in our guidance ranges. Further detail is available in the slide presentation that may be accessed through the investor relations section of the Company website at www.WillisTowersWatson.com

Conference Call, Webcast and Slide Presentation

A conference call to discuss these results and outlook will be held on Wednesday, February 10, 2016, at 9:00 AM Eastern Time. To participate in the live call, please dial +1 (844) 464-3930 (United States) or +1 (765) 507-2603 (international) with a passcode of 35564917. A live (listen-only) audio web cast may be accessed through the investor relations section of the Company website at www.WillisTowersWatson.com.

A replay of the call will be available through February 11, 2016, by calling +1 (855) 859-2056 with a passcode of 35564917 or by accessing our website.

About Willis Towers Watson

Willis Towers Watson (NASDAQ:WLTW) is a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. With roots dating to 1828, Willis Towers Watson has 39,000 employees in more than 120 countries. We design and deliver solutions that manage risk, optimize benefits, cultivate talent, and expand the power of capital to protect and strengthen institutions and individuals. Our unique perspective allows us to see the critical intersections between talent, assets and ideas — the dynamic formula that drives business performance. Together, we unlock potential. Find more information at our website, www.WillisTowersWatson.com.

Willis Towers Watson Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements and other forward-looking statements in this document by words such as “may”, “will”, “would”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. These statements include, but are not limited to, the benefits of the business combination transaction involving Towers Watson and Willis Group, including the combined company’s future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Willis Towers Watson’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

These factors include risks and uncertainties related to, among other things: changes in general economic, business and political conditions, including changes in the financial markets; consolidation in or conditions affecting the industries in which the company operates; any changes in the regulatory environment in which the company operates; the ability to successfully manage ongoing organizational changes; the ability of the company to successfully integrate the Towers Watson and Willis businesses, operations and employees, and realize anticipated growth, synergies and cost savings; the potential impact of the merger on relationships, including with employees, suppliers, customers and competitors; significant competition that the company faces and the potential for loss of market share and/or profitability; compliance with extensive government regulation; the company’s ability to make divestitures or acquisitions and its ability to integrate or manage such acquired businesses; expectations, intentions and outcomes relating to outstanding litigation; the risk the company would be required to increase its financial provision on the Stanford litigation; the risk of material adverse outcomes on existing litigation matters, including without limitation the Stanford litigation; the diversion of time and attention of the company's management team while the merger is being integrated; the federal income tax consequences of the merger and the enactment of additional state, federal, and/or foreign regulatory and tax laws and regulations, including changes in tax rates; the company’s capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each; the ability of the company to obtain financing on favorable terms or at all; adverse changes in the credit ratings of the company; the possibility that the anticipated benefits from the merger cannot be fully realized or may take longer to realize than expected; the ability of the company to retain and hire key personnel; a decline in defined benefit pension plans; various claims, government inquiries or investigations or the potential for regulatory action; failure to protect client data or breaches of information systems; reputational damage; disasters or business continuity problems; doing business internationally, including the impact of exchange rates; clients choosing to reduce or terminate the services provided by the company; fluctuation in revenues against the company’s relatively fixed expenses; management of client engagements; technological change; the inability to protect intellectual property rights, or the potential infringement upon the intellectual property rights of others; increases in the price, or difficulty of obtaining, insurance; fluctuations in the company’s pension liabilities; loss of, failure to maintain, or dependence on certain, relationships with insurance carriers; changes and developments in the United States healthcare system; the availability of tax-advantaged consumer-directed benefits to employers and employees; reliance on third party services; the company's holding company structure; changes in accounting estimates and assumptions; and changes in the market price of the company's shares. These factors also include those described under “Risk Factors” in Willis Group’s and Towers Watson’s most recent 10-K and 10-Q filings with the SEC.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

Willis Towers Watson Non-GAAP Measures

In order to assist readers of our financial statements in understanding the core operating results that Willis Towers Watson’s management uses to evaluate the business and for financial planning, Willis Towers Watson presents the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted Operating Income, (4) Adjusted EBITDA, (5) Adjusted Net Income and (6) Adjusted Diluted Earnings Per Share. Willis Towers Watson believes these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in their industry to provide a baseline for evaluating and comparing operating results.

Willis Towers Watson evaluates revenue on an as reported, constant currency and organic basis. Willis Towers Watson believes providing constant currency and organic information provides valuable supplemental information regarding results, consistent with how Willis Towers Watson evaluates their performance internally.

Willis Towers Watson considers Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings Per Share to be important financial measures, which is used to internally evaluate and assess core operations, and benchmark operating results against competitors. These Non-GAAP measures are important in illustrating what Willis Towers Watson’s operating results would have been had Willis Towers Watson not incurred these acquisition-related expenses.

Willis Towers Watson’s non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change - Represents the year over year change in revenues excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the adjusted prior year revenues to the current year as reported revenues for the same period.
Organic Change - excludes both the impact of fluctuations in foreign currency exchange rates, as described above, as well as the impact of acquisitions and divestitures.
Adjusted Operating Income - operating income adjusted for certain merger and acquisition related items of amortization of intangible assets, transaction and integration expenses and the fair value adjustment of deferred revenue and for restructuring costs and other non-recurring items.
Adjusted EBITDA - net income (attributable to common stockholders) adjusted for provision for income taxes, interest, net, depreciation and amortization, transaction and integration expenses and the fair value adjustment of deferred revenue and for restructuring costs and other non-recurring items.
Adjusted Net Income - net income (attributable to common stockholders) adjusted for certain tax-effected merger and acquisition related items of amortization of intangible assets, transaction and integration expenses and the fair value adjustment of deferred revenue and for restructuring costs and other non-recurring items.
Adjusted Diluted Earnings Per Share - diluted earnings per share adjusted for certain tax effected merger and acquisition related items of transaction and integration expenses, amortization of intangible assets and the fair value adjustment of deferred revenue and for restructuring costs and other non-recurring items.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within Willis Towers Watson’s financial statements.

Reconciliations of these measures presented in the Willis Towers Watson’s calendar year 2016 guidance are included in the supplemental earnings slides.

Willis Group Holdings Non-GAAP Supplemental Financial Information

This press release contains references to non-GAAP financial measures as defined in SEC rules.  A reconciliation of this supplemental financial information to our GAAP information is in this earnings release or the note disclosures that follow.  We present such non-GAAP supplemental financial information, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of Willis Group's operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis.  This supplemental financial information should be viewed in addition to, not in lieu of, Willis Group's condensed consolidated financial statements.

Willis Group's non-GAAP measures and their accompanying definitions are presented as follows:

We believe that investors' understanding of Willis Group's performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Underlying commissions and fees, underlying revenues, underlying total expenses, underlying salaries and benefits, underlying other operating expenses, underlying operating income, underlying operating margin, underlying EBITDA, underlying net income and underlying earnings per diluted share (“Underlying measures”).

Underlying measures are calculated by excluding restructuring costs related to the Operational Improvement Program, impact from the devaluation of the Venezuelan Bolivar, certain litigation provisions, gains and losses on disposal of operations, remeasurement  of previously held equity interest, non-recurring changes in the deferred tax valuation allowances, from the most directly comparable GAAP measures, and from second quarter 2015, underlying measures also exclude M&A transaction-related costs. Additionally, prior year GAAP measures have been rebased to current period exchange rates to eliminate the year over year impact of foreign currency movements. We believe that excluding such items provides a more complete and consistent comparative analysis of our results of operations.

Organic commissions and fees, revenues, organic total expenses, organic salaries and benefits, organic other operating expenses, organic operating income, organic operating margin and organic EBITDA (“Organic measures”).

Organic measures are calculated by further excluding the twelve month impact from acquisitions and disposals from our underlying measures. We believe that excluding these items provides a more complete and consistent comparative analysis of our results of operations.

Headcount as used in this press release refers to the number of full time equivalents (“FTE”).

Towers Watson & Co. Non-GAAP Measures

In order to assist readers of our financial statements in understanding the core operating results that Towers Watson’s management uses to evaluate the business and for financial planning, Towers Watson presents the following non-GAAP measures: (1) Constant Currency Change, (2) Organic Change, (3) Adjusted EBITDA and (4) Adjusted Net Income. Towers Watson believes these measures are relevant and provide useful information widely used by analysts, investors and other interested parties in their industry to provide a baseline for evaluating and comparing operating results.

Towers Watson evaluates revenue on an as reported, constant currency and organic basis. Towers Watson believes providing constant currency and organic information provides valuable supplemental information regarding results, consistent with how Towers Watson evaluates their performance internally.

Towers Watson considers Adjusted EBITDA to be an important financial measure, which is used to internally evaluate and assess core operations, and benchmark operating results against competitors. Towers Watson uses Adjusted EBITDA to evaluate and measure awards made under their performance-based compensation plans. Adjusted EBITDA and Adjusted Net Income are important in illustrating what Towers Watson’s operating results would have been had Towers Watson not incurred any acquisition-related expenses.

Towers Watson’s non-GAAP measures and their accompanying definitions are presented as follows:

Constant Currency Change - Represents the year over year change in revenues excluding the impact of foreign currency fluctuations. To calculate this impact, the prior year local currency results are first translated using the current year monthly average exchange rates. The change is calculated by comparing the adjusted prior year revenues to the current year as reported revenues for the same period.

Organic Change - excludes both the impact of fluctuations in foreign currency exchange rates, as described above, as well as the impact of acquisitions and divestitures.

Adjusted EBITDA - net income (attributable to common stockholders) adjusted for provision for income taxes, interest, net, depreciation and amortization, transaction and integration expenses, and other non-operating income excluding income from variable interest entity.

Adjusted net income - net income (attributable to common stockholders) adjusted for certain tax-effected merger and acquisition related items of amortization of intangible assets and transaction and integration expenses, the tax-effected gain on the sale of the Human Resources Service Delivery business and the U.S. tax cost of foreign repatriation.

These non-GAAP measures are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies. Non-GAAP measures should be considered in addition to, and not as a substitute for, the information contained within Towers Watson’s financial statements.

Reconciliation of the As Reported Change to Constant Currency Change, the As Reported Change to Organic Change, Net income (attributable to common stockholders) to Adjusted EBITDA and Net income (attributable to common stockholders) to Adjusted Net Income are included in the accompanying tables to this press release.

WILLIS GROUP HOLDINGS plc
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in millions, except per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014

Revenues
Commissions and fees	$970	$939	$3,809	$3,767
Investment income	2	4	12	16
Other income	2	15	8	19
Total revenues	974	958	3,829	3,802
Expenses
Salaries and benefits (including share-based compensation of $18 million, $10 million, $64 million, $52 million)	608	600	2,306	2,314
Other operating expenses	283	165	799	659
Depreciation expense	25	22	95	92
Amortization of intangible assets	23	16	76	54
Restructuring costs	33	16	126	36
Total expenses	972	819	3,402	3,155
Operating income	2	139	427	647
Other (income) expense, net	(29)	(18)	(55)	(6)
Interest expense	39	34	142	135
(Loss) income before income taxes and interest in earnings of associates	(8)	123	340	518
Income tax expense (benefit)	4	35	(33)	159
(Loss) income before interest in earnings of associates	(12)	88	373	359
Interest in (losses) earnings of associates, net of tax	(6)	(5)	11	14
Net (loss) income	(18)	83	384	373
Less: net income attributable to noncontrolling interests	(6)	(7)	(11)	(11)
Net (loss) income attributable to Willis Group Holdings	$(24)	$76	$373	$362

WILLIS GROUP HOLDINGS plc
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in millions, except per share data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
Earnings per Share - Basic and Diluted
Net (loss) income attributable to Willis Group Holdings plc shareholders:
— Basic	$(0.35)	$1.13	$5.49	$5.40
— Diluted	(0.35)	1.12	5.41	5.32

Average number of shares outstanding(1)
— Basic	68	67	68	67
— Diluted	68	68	69	68
Shares outstanding at December 31	69	67	69	67

(1)  Immediately following the Merger, Willis effected a consolidation (i.e., a reverse stock split under Irish law) of Willis ordinary shares whereby every 2.6490 Willis ordinary shares were consolidated into one Willis ordinary share (the “Consolidation”). This effect has been retroactively applied to the current and prior periods.

WILLIS GROUP HOLDINGS plc
SUMMARY DRAFT BALANCE SHEETS
(in millions) (unaudited)

	December 31, 2015	December 31, 2014

Current assets
Cash and cash equivalents	$532	$635
Accounts receivable, net	1,259	1,044
Fiduciary assets	10,458	8,948
Other current assets	255	212
Total current assets	12,504	10,839

Non-current assets
Fixed assets, net	563	483
Goodwill	3,770	2,937
Other intangible assets, net	1,107	450
Investments in associates	13	169
Deferred tax assets	111	19
Pension benefits asset	617	314
Other non-current assets	209	210
Total non-current assets	6,390	4,582
Total assets	$18,894	$15,421
Liabilities and equity
Current liabilities
Fiduciary liabilities	$10,458	$8,948
Deferred revenue and accrued expenses	752	619
Income taxes payable	45	33
Short-term debt and current portion of long-term debt	988	167
Other current liabilities	558	444
Total current liabilities	12,801	10,211
Non-current liabilities
Long-term debt	2,278	2,130
Liability for pension benefits	281	284
Deferred tax liabilities	298	147
Provisions for liabilities	295	194
Other non-current liabilities	533	389
Total non-current liabilities	3,685	3,144
Total liabilities	16,486	13,355

Redeemable noncontrolling interest	53	59

Total Willis Group Holdings stockholders' equity	2,222	1,985
Noncontrolling interests	133	22
Total equity	2,355	2,007
Total liabilities and equity	$18,894	$15,421

WILLIS GROUP HOLDINGS plc
SUMMARY DRAFT CASH FLOW STATEMENTS
(in millions) (unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014

Cash flows from operating activities
Net (loss) income	$(18)	$83	$384	$373
Adjustments to reconcile net income (loss) to total net cash provided by operating activities	—	63	38	257
Changes in operating assets and liabilities, net of effects from purchase of subsidiaries	148	50	(179)	(153)
Net cash provided by operating activities	$130	$196	$243	$477

Net cash used in investing activities	$(595)	$(159)	$(943)	$(276)

Net cash provided by (used in) financing activities	$547	$(40)	$641	$(323)

Increase (decrease) in cash and cash equivalents	82	(3)	(59)	(122)
Effect of exchange rate changes on cash and cash equivalents	(16)	(18)	(44)	(39)
Cash and cash equivalents, beginning of period	466	656	635	796
Cash and cash equivalents, end of period	$532	$635	$532	$635

Willis Group Holdings plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

1.  Underlying and organic commissions and fees

The following tables reconcile reported commissions and fees growth to underlying and organic commissions and fees growth for the three and twelve months ended December 31, 2015.

	Three months ended December 31,
	2015	2014	% Change(1)	Foreign currency movements	Underlying commissions and fees growth	Acquisitions and disposals	Organic commissions and fees growth
Willis GB	$186	$177	5.1%	(4.3)%	9.4%	1.1%	8.3%
Willis Capital, Wholesale and Reinsurance	142	110	29.1%	(1.2)%	30.3%	34.0%	(3.7)%
Willis North America	320	320	—%	(0.6)%	0.6%	(1.3)%	1.9%
Willis International	322	332	(3.0)%	(14.4)%	11.4%	2.4%	9.0%
Total	$970	$939	3.3%	(6.2)%	9.5%	4.7%	4.8%

	Twelve months ended December 31,
	2015	2014	% Change(1)	Foreign currency movements	Underlying commissions and fees growth	Acquisitions and disposals	Organic commissions and fees growth
Willis GB	$637	$662	(3.8)%	(5.4)%	1.6%	(0.2)%	1.8%
Willis Capital, Wholesale and Reinsurance	811	749	8.3%	(4.2)%	12.5%	11.5%	1.0%
Willis North America	1,298	1,318	(1.5)%	(0.4)%	(1.1)%	(3.5)%	2.4%
Willis International	1,063	1,038	2.4%	(18.7)%	21.1%	13.5%	7.6%
Total	$3,809	$3,767	1.1%	(6.5)%	7.6%	4.3%	3.3%

(1)  Percentages may differ due to rounding.

Willis Group Holdings plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

2.  Underlying and Organic total expenses, salaries and benefits and other operating expenses

The following tables reconcile total expenses, salaries and benefits and other operating expenses, respectively, the most directly comparable GAAP measures, to underlying and organic total expenses, underlying and organic salaries and benefits, and underlying and organic other operating expenses, for the three and twelve months ended December 31, 2015 and 2014:

	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change(1)	2015	2014	% Change(1)
Reported Total expenses	$972	$819	18.7%	$3,402	$3,155	7.8%
Excluding:
Restructuring costs	(33)	(16)		(126)	(36)
M&A transaction-related costs(2)	(48)	(5)		(84)	(7)
Litigation provision(3)	(70)	—		(70)	—
Foreign currency movements(4)	—	(41)		—	(197)
Underlying Total expenses	$821	$757	8.5%	$3,122	$2,915	7.1%
Net expenses from acquisitions and disposals	(53)	(4)		(210)	(29)
Organic Total expenses	$768	$753	2.0%	$2,912	$2,886	0.9%

	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change(1)	2015	2014	% Change(1)
Reported Salaries and benefits	$608	$600	1.3%	$2,306	$2,314	(0.3)%
Excluding:
M&A transaction-related costs(2)	(1)	—		(3)	—
Foreign currency movements(4)	—	(32)		—	(148)
Underlying Salaries and benefits	$607	$568	6.9%	$2,303	$2,166	6.3%
Net expenses from acquisitions and disposals	(34)	(4)		(134)	(25)
Organic Total Salaries and benefits	$573	$564	1.6%	$2,169	$2,141	1.3%

	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change(1)	2015	2014	% Change(1)
Reported Other operating expenses	$283	$165	71.5%	$799	$659	21.2%
Excluding:
M&A transaction-related costs(2)	(47)	(5)		(81)	(7)
Litigation provision(3)	(70)	—		(70)	—
Foreign currency movements(4)	—	(7)		—	(42)
Underlying Other operating expenses	$166	$153	8.5%	$648	$610	6.2%
Net expenses from acquisitions and disposals	(7)	—		(40)	(4)
Organic Other operating expenses	$159	$153	3.9%	$608	$606	0.3%

(1)  Percentages may differ due to rounding.
(2)  In the second quarter 2015, the definition of underlying measures was modified to exclude the impact from M&A transaction-related costs. Prior period results, which include $7 million of such expenses in the first quarter of 2015 and $5 million of such expenses in the fourth quarter of 2014, have been restated.
(3)  In light of our review of current facts and circumstances relating to ongoing non-ordinary course litigation arising out of Willis' operations, particularly the Stanford litigation matters described in the most recent Willis Group quarterly report filed with the SEC, we added $70 million to our provisions for loss contingencies for those matters.  In conducting such a review, we take into account a variety of factors in accordance with applicable accounting standards. The ultimate resolution of these matters may differ from the amount provided for.
(4)  For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

Willis Group Holdings plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

3.  Underlying and organic revenue, operating income, and operating margin

The following table reconciles total revenues and operating income, respectively the most directly comparable GAAP measures, to underlying and organic revenue, and underlying and organic operating income, for the three and twelve months ended December 31, 2015 and 2014:

	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change(1)	2015	2014	% Change(1)
Total revenues	$974	$958	1.7%	$3,829	$3,802	0.7%
Excluding:
Foreign currency movements(4)	—	(54)		—	(230)
Underlying revenue	$974	$904	7.7%	$3,829	$3,572	7.2%
Net revenue from acquisitions and disposals	(51)	(8)		(211)	(54)
Organic revenue	$923	$896	3.0%	$3,618	$3,518	2.8%

Operating income	2	139	(98.6)%	427	647	(34.0)%
Excluding:
Restructuring costs	33	16		126	36
M&A transaction-related costs(2)	48	5		84	7
Litigation provision(3)	70	—		70	—
Foreign currency movements(4)	—	(13)		—	(33)
Underlying operating income	$153	$147	4.1%	$707	$657	7.6%
Net operating loss (income) from acquisitions and disposals	2	(4)		(1)	(25)
Organic operating income	$155	$143	8.4%	$706	$632	11.7%
Operating margin, or operating income as a percentage of total revenues	0.2%	14.5%		11.2%	17.0%
Underlying operating margin, or underlying operating income as a percentage of total underlying revenues	15.7%	16.3%		18.5%	18.4%
Organic operating margin, or organic operating income as a percentage of total organic revenues	16.8%	16.0%		19.5%	18.0%

(1)  Percentages may differ due to rounding.
(2)  In the second quarter 2015, the definition of underlying measures was modified to exclude the impact from M&A transaction-related costs. Prior period results, which include $7 million of such expenses in the first quarter of 2015 and $5 million of such expenses in the fourth quarter of 2014, have been restated.
(3)  In light of our review of current facts and circumstances relating to ongoing non-ordinary course litigation arising out of Willis' operations, particularly the Stanford litigation matters described in the most recent Willis Group quarterly report filed with the SEC, we added $70 million to our provisions for loss contingencies for those matters.  In conducting such a review, we take into account a variety of factors in accordance with applicable accounting standards. The ultimate resolution of these matters may differ from the amount provided for.
(4)  For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

Willis Group Holdings plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

4.  Underlying and organic EBITDA

The following tables reconcile net income(loss) attributable to Willis Group Holdings plc, the most directly comparable GAAP measure to EBITDA, underlying EBITDA and organic EBITDA, for the three and twelve months ended December 31, 2015 and 2014:

	Three months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change(1)	2015	2014	% Change(1)
Net (loss) income attributable to Willis Group Holdings plc	$(24)	$76	(131.6)%	$373	$362	3%
Excluding:
Net income attributable to non-controlling interests	6	7		11	11
Interest in losses (earnings) of associates, net of tax	6	5		(11)	(14)
Income taxes	4	35		(33)	159
Interest expense	39	34		142	135
Other (income) expense, net	(29)	(18)		(55)	(6)
Depreciation	25	22		95	92
Amortization	23	16		76	54
EBITDA	$50	$177	(71.8)%	$598	$793	(24.6)%

Excluding:
Restructuring costs	33	16		126	36
M&A transaction-related costs(2)	48	5		84	7
Litigation provision(3)	70	—		70	—
Foreign currency movements(4)	—	(15)		—	(40)
Underlying EBITDA	$201	$183	9.8%	$878	$796	10.3%
EBITDA from acquisitions and disposals	(10)	(4)		(37)	(25)
Organic EBITDA	$191	$179	6.7%	$841	$771	9.1%

EBITDA, or EBITDA as a percentage of total revenues	5.1%	18.5%		15.6%	20.9%

Underlying EBITDA margin, or underlying EBITDA as a percentage of underlying revenues	20.6%	20.2%		22.9%	22.3%

Organic EBITDA margin, or underlying EBITDA as a percentage of organic revenues	20.7%	20.0%		23.2%	21.9%

(1)  Percentages may differ due to rounding.
(2)  In the second quarter 2015, the definition of underlying measures was modified to exclude the impact from M&A transaction-related costs. Prior period results, which include $7 million of such expenses in the first quarter of 2015 and $5 million of such expenses in the fourth quarter of 2014, have been restated.
(3)  In light of our review of current facts and circumstances relating to ongoing non-ordinary course litigation arising out of Willis' operations, particularly the Stanford litigation matters described in the most recent Willis Group quarterly report filed with the SEC, we added $70 million to our provisions for loss contingencies for those matters.  In conducting such a review, we take into account a variety of factors in accordance with applicable accounting standards. The ultimate resolution of these matters may differ from the amount provided for.
(4)  For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

Willis Group Holdings plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

5.  Underlying net income and earnings per diluted share

The following tables reconcile net (loss) income attributable to Willis Group Holdings plc and earnings per diluted share, the most directly comparable GAAP measures, to underlying net income and underlying earnings per diluted share, for the three and twelve months ended December 31, 2015 and 2014:

				Per diluted share
	Three months ended December 31,			Three months ended December 31,
	2015	2014	% Change(1)	2015	2014	% Change(1)
Net (loss) income attributable to Willis Group Holdings plc	$(24)	$76	n/m	$(0.35)	$1.12	n/m
Excluding:
Restructuring costs, net of tax ($2, $5)	31	11		0.45	0.16
M&A transaction-related costs, net of tax ($4, $nil)(2)	44	5		0.64	0.07
Litigation provision, net of tax ($28, $nil)(3)	42	—		0.61	—
Venezuela currency devaluation	27	—		0.39	—
Deferred tax valuation allowance(4)	14	—		0.20	—
Gain on remeasurement of equity interests, net of tax ($nil, $nil)	(59)	—		(0.85)	—
Net gain on disposal of operations ($nil, $9)	—	(4)		—	(0.06)
Foreign currency movements(5)	—	(13)		—	(0.20)
Underlying net income	$75	$75	—%	$1.09	$1.09	—%

Average diluted shares outstanding	69	68

				Per diluted share
	Twelve months ended December 31,			Twelve months ended December 31,
	2015	2014	% Change(1)	2015	2014	% Change(1)
Net Income attributable to Willis Group Holdings plc	$373	$362	3.0%	$5.41	$5.32	1.7%
Excluding:
Restructuring costs, net of tax ($28, $8)	98	28		1.42	0.41
M&A transaction-related costs, net of tax ($10, $nil)(2)	74	7		1.07	0.10
Litigation provision, net of tax ($28, $nil)(3)	42	—		0.61	—
Venezuela currency devaluation, net of tax ($nil, $1)	30	13		0.44	0.19
Deferred tax valuation allowance(4)	(96)	21		(1.40)	0.31
Gain on remeasurement of equity interests, net of tax ($nil, $nil)	(59)	—		(0.85)	—
Net gain on disposal of operations ($4, $10)	(21)	(2)		(0.31)	(0.03)
Foreign currency movements(5)	—	(32)		—	(0.47)
Underlying net income	$441	$397	11.1%	$6.39	$5.83	9.6%

Average diluted shares outstanding	69	68

(1)  Percentages may differ due to rounding.
(2)  In the second quarter 2015, the definition of underlying measures was modified to exclude the impact from M&A transaction-related costs. Prior period results, which include $7 million of such expenses in the first quarter of 2015 and approximately $2 million of such expenses in the fourth quarter of 2014, have been restated.
(3)  In light of our review of current facts and circumstances relating to ongoing non-ordinary course litigation arising out of Willis' operations, particularly the Stanford litigation matters described in the most recent Willis Group quarterly report filed with the SEC, we added $70 million to our provisions for loss contingencies for those matters.  In conducting such a review, we take into account a variety of factors in accordance with applicable accounting standards. The ultimate resolution of these matters may differ from the amount provided for.
(4)  The $96 million tax benefit excluded from underlying net income reflects the release of the start of year valuation allowances that was released at the end of the third quarter.  The $14 million favorable adjustment between reported and underlying net income for the quarter reflects a revised presentation of the current year movement.  In the prior three quarters the change in valuation allowance prior to the release has been included as part of the underlying result. Following the release of the valuation allowance the Company has  excluded all impacts related to changes of the valuation allowance from underlying net income.
(5)  For prior periods, underlying measures have been rebased to current period exchange rates to remove the impact of foreign currency movements when comparing periods.

Willis Group Holdings plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

6.  Operational Improvement Program restructuring costs

By segment:

	Twelve months ended December 31, 2014	Three months ended December 31, 2015	Year to date December 31, 2015	Total Cumulative Restructuring Costs

Willis GB	$10	$2	$27	$37
Willis Capital, Wholesale and Reinsurance	1	1	9	10
Willis North America	3	9	31	34
Willis International	5	9	26	31
Corporate & other	17	12	33	50

Total restructuring costs	$36	$33	$126	$162

By type of restructuring cost:

	Twelve months ended December 31, 2014	Three months ended December 31, 2015	Year to date December 31, 2015	Total Cumulative Restructuring Costs

Termination benefits	$16	$2	$36	$52
Professional services & program staff costs	20	31	90	110

Total restructuring costs	$36	$33	$126	$162

Willis Group Holdings plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

7.  Condensed consolidated income statements by quarter

	2014					2015
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Revenues
Commissions and fees	$1,090	$930	$808	$939	$3,767	$1,081	$917	$841	$970	$3,809
Investment income	4	4	4	4	16	3	3	4	2	12
Other income	3	1	—	15	19	3	2	1	2	8
Total revenues	1097	935	812	958	3,802	1,087	922	846	974	3,829
Expenses
Salaries and benefits	570	575	569	600	2,314	567	561	570	608	2,306
Other operating expenses	165	173	156	165	659	160	179	177	283	799
Depreciation expense	23	24	23	22	92	22	23	25	25	95
Amortization of intangible assets	13	12	13	16	54	14	16	23	23	76
Restructuring costs	—	3	17	16	36	31	38	24	33	126
Total expenses	771	787	778	819	3,155	794	817	819	972	3,402
Operating income	326	148	34	139	647	293	105	27	2	427
Other expense (income), net	—	3	9	(18)	(6)	6	(23)	(9)	(29)	(55)
Interest expense	32	35	34	34	135	33	35	35	39	142
Income (loss) before income taxes and interest in earnings (losses) of associates	294	110	(9)	123	518	254	93	1	(8)	340
Income tax expense (benefit)	63	59	2	35	159	56	19	(112)	4	(33)
Income (loss) before interest in earnings (losses) of associates	231	51	(11)	88	359	198	74	113	(12)	373
Interest in earnings (losses) of associates, net of tax	19	(3)	3	(5)	14	16	(2)	3	(6)	11
Net income (loss)	250	48	(8)	83	373	214	72	116	(18)	384
Net (income) loss attributable to non-controlling interests	(4)	(1)	1	(7)	(11)	(4)	(2)	1	(6)	(11)
Net income (loss) attributable to Willis group Holdings	$246	$47	$(7)	$76	$362	$210	$70	$117	$(24)	$373
Diluted earnings per share
Net income (loss) attributable to Willis Group Holdings shareholders	$3.57	$0.68	$(0.10)	$1.12	$5.32	$3.04	$1.01	$1.70	$(0.35)	$5.41
Average number of shares outstanding
- Diluted	69	69	67	68	68	69	69	69	68	69

Willis Group Holdings plc
SUPPLEMENTAL FINANCIAL INFORMATION
(in millions, except per share data) (unaudited)

8. Segment Information by Quarter

	2014					2015
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Commissions and fees
Willis GB	$150	$187	$148	$177	$662	$142	$170	$139	$186	$637
Willis CWR	303	192	144	110	749	296	190	183	142	811
Willis North America	354	323	321	320	1,318	356	314	308	320	1,298
Willis International	283	228	195	332	1,038	287	243	211	322	1,063
Total commissions and fees	$1,090	$930	$808	$939	$3,767	$1,081	$917	$841	$970	$3,809

Total Revenues
Willis GB	$153	$190	$149	$177	$669	$143	$171	$141	$186	$641
Willis CWR	304	193	145	124	766	297	191	184	143	815
Willis North America	355	323	322	323	1,323	359	316	309	321	1,305
Willis International	285	229	196	334	1,044	288	244	212	324	1,068
Total Revenues	$1,097	$935	$812	$958	$3,802	$1,087	$922	$846	$974	$3,829

Operating income
Willis GB	$22	$57	$21	$48	$148	$21	$39	$24	$59	$143
Willis CWR	168	63	9	(16)	224	153	36	9	(40)	158
Willis North America	83	47	45	57	232	78	32	34	43	187
Willis International	84	23	(10)	98	195	70	19	(12)	88	165
Corporate and other(a)	(31)	(42)	(31)	(48)	(152)	(29)	(21)	(28)	(148)	(226)
Total operating income	$326	$148	$34	$139	$647	$293	$105	$27	$2	$427

Organic commissions and fees growth
Willis GB	(6.3)%	6.9%	(5.1)%	(2.2)%	(1.5)%	1.1%	(2.3)%	(0.7)%	8.3%	1.8%
Willis CWR	6.3%	2.7%	3.6%	2.8%	4.3%	1.3%	(2.3)%	8.8%	(3.7)%	1.0%
Willis North America	5.4%	3.5%	4.2%	(1.8)%	2.7%	4.7%	2.5%	—%	1.9%	2.4%
Willis International	7.2%	6.1%	5.6%	15.0%	8.8%	5.3%	7.1%	8.6%	9.0%	7.6%
Total organic commissions and fees growth	4.2%	4.5%	2.5%	3.6%	3.8%	3.4%	1.6%	3.3%	4.8%	3.3%

Operating margin
Willis GB	14.4%	30.0%	14.1%	27.1%	22.1%	14.9%	23.1%	17.0%	31.7%	22.3%
Willis CWR	55.3%	32.6%	6.2%	(12.9)%	29.2%	51.7%	19.3%	4.9%	(28.0)%	19.4%
Willis North America	23.4%	14.6%	14.0%	17.6%	17.5%	21.6%	10.2%	11.0%	13.4%	14.3%
Willis International	29.5%	10.0%	(5.1)%	29.3%	18.7%	24.4%	7.6%	(5.7)%	27.2%	15.4%
Total operating margin	29.7%	15.8%	4.2%	14.5%	17.0%	26.9%	11.4%	3.2%	0.2%	11.2%

(a)  Corporate and other includes certain leadership, project and other costs relating to group functions and the non-servicing or financing elements of the defined benefit pension scheme cost (income).

Towers Watson & Co.
SUPPLEMENTAL FINANCIAL INFORMATION
(in thousands) (unaudited)

9. Towers Watson & Co. Financial Data

Segment Revenue:

Segment Revenue				Components of Revenue Change
	Three months ended December 31,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2015	2014	Change	Impact	Change	Divestitures	Change

Benefits	$467,378	$488,453	(4)%	(4)%	—%	—%	—%
Exchange Solutions	132,497	93,924	41%	—%	41%	8%	33%
Risk & Financial Services	144,664	154,278	(6)%	(5)%	(1)%	1%	(2)%
Talent & Rewards	174,826	183,973	(5)%	(5)%	—%	(2)%	2%
Reportable Segments	$919,365	$920,628

				Components of Revenue Change
	Six months ended December 31,		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2015	2014	Change	Impact	Change	Divestitures	Change

Benefits	$915,402	$954,040	(4)%	(4)%	—%	—%	—%
Exchange Solutions	250,988	180,206	39%	—%	39%	8%	31%
Risk & Financial Services	282,387	302,304	(7)%	(7)%	—%	1%	(1)%
Talent & Rewards	335,117	337,267	(1)%	(5)%	4%	(2)%	6%
Reportable Segments	$1,783,894	$1,773,817

Reconciliation of Reportable Segment Revenue to Consolidated Revenue:

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014

Reportable Segments	$919,365	$920,628	$1,783,894	$1,773,817
Reimbursable Expenses and Other	30,250	37,294	61,342	62,212
Consolidated Revenues	$949,615	$957,922	$1,845,236	$1,836,029

Reconciliation of As Reported Revenue change to Constant Currency change and Organic Change:

				Components of Revenue Change
	Revenue		As Reported	Currency	Constant Currency	Acquisitions	Organic
	2015	2014	Change	Impact	Change	Divestitures	Change

Three months ended December 31,	$949,615	$957,922	(1)%	(4)%	3%	—%	3%
Six months ended December 31,	1,845,236	1,836,029	1%	(4)%	5%	1%	4%

Towers Watson & Co.
SUPPLEMENTAL FINANCIAL INFORMATION
(in thousands) (unaudited)

9. Towers Watson & Co. Financial Data (continued)

Segment Net Operating Income:

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014

Benefits	$167,550	$175,023	$319,010	$330,782
Exchange Solutions	20,045	12,462	41,561	26,474
Risk & Financial Services	36,754	41,744	70,256	77,305
Talent & Rewards	63,903	67,568	111,368	104,411
Reportable Segments	$288,252	$296,797	$542,195	$538,972

Reconciliation of Reportable Segment Net Operating Income to Income from Operations:

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014

Reportable Segments	$288,252	$296,797	$542,195	$538,972
Differences in Allocation Methods	(5,644)	11,672	4,147	27,384
Amortization of Intangible Assets	(23,276)	(17,279)	(40,144)	(34,816)
Transaction and Integration Expenses	(80,801)	-	(90,131)	-
Stock-Based Compensation	(5,946)	(5,738)	(8,411)	(11,290)
Discretionary Compensation	(81,493)	(111,015)	(182,862)	(203,379)
Payroll Tax on Discretionary Compensation	(8,709)	(6,327)	(14,327)	(11,846)
Other, net	(11,691)	(1,100)	(10,374)	(12,017)
Income from Operations	$70,693	$167,010	$200,093	$293,008

Towers Watson & Co.
SUPPLEMENTAL FINANCIAL INFORMATION
(in thousands) (unaudited)

9. Towers Watson & Co. Financial Data (continued)

Reconciliation of Net Income (attributable to common stockholders) to Adjusted Net Income (attributable to common stockholders):

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014

Net Income (attributable to common stockholders)	$11,211	$110,176	$134,593	$191,734
Adjusted for certain items:
Amortization of intangible assets	16,304	11,507	27,376	22,932
Transaction and integration expenses including severance	55,285	—	61,543	—
Gain on sale of HRSD business	—	—	(37,154)	—
US Tax Cost of Foreign Repatriation	36,817	—	36,817	—
Adjusted Net Income (attributable to common stockholders)	$119,617	$121,683	$223,175	$214,666

The adjustments to net income attributable to common stockholders are net of tax. In calculating the net of tax amounts, the effective tax rates applied were as follows:

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014

Amortization of intangible assets	29.95%	33.41%	31.81%	34.13%
Transaction and integration expenses including severance	31.58%	n/a	31.72%	n/a
Gain on sale of HRSD business	n/a	n/a	32.92%	n/a

Reconciliation of Net Income (attributable to common stockholders) to Adjusted EBITDA

	Three months ended December 31,		Six months ended December 31,
	2015	2014	2015	2014
Net Income (attributable to common stockholders)	$11,211	$110,176	$134,593	$191,734
Provision for Income Taxes	55,653	55,372	116,211	99,434
Interest, net	2,159	1,292	3,039	2,557
Depreciation and Amortization	53,752	44,107	97,944	88,976
Transaction and Integration Expenses	80,801	—	90,131	—
Other Non-Operating Income (a)	1,286	(34)	(54,135)	(865)
Adjusted EBITDA	$204,862	$210,913	$387,783	$381,836
Adjusted EBITDA Margin	21.6%	22.0%	21.0%	20.8%

(a) Other non-operating income includes income from affiliates and other non-operating income including a gain on the sale of the Human Resources Service Delivery (HRSD) business of $55.4 million for the six months ended December 31, 2015.

Investors:
Aida Sukys
+1 703-258-8033
Email: Aida.Sukys@WillisTowersWatson.com

Matt Rohrmann
+1 212-915-8180
Email: Matt.Rohrmann@WillisTowersWatson.com

Media:
Juliet Massey
+44 7984 156 739
Email: Juliet.Massey@WillisTowersWatson.com